Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Carmike Cinemas, Inc.:

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-189477 on Form S-3 of our reports dated March 13, 2013 relating to the consolidated financial statements and financial statement schedule of Carmike Cinemas, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

August 23, 2013